Exhibit 5.11

ALSTON&BIRD LLP

333 South Hope Street

16th Floor

Los Angeles, CA 90071-1410

213-576-1000

Fax:213-576-1100

www.alston.com

October 6, 2009

Wendy’s/Arby’s Restaurants, LLC

1155 Perimeter Center West

Atlanta, Georgia 30338

RE:   Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to RTM West, LLC, a California limited liability company (the “LLC Guarantor”), in connection with the Registration Statement on Form S-4 , as amended (the “Registration Statement”), of Wendy’s/Arby’s Restaurants, LLC, a Delaware limited liability company (the “Company”), the LLC Guarantor and the other subsidiaries of the Company named therein as guarantors (collectively, the “Subsidiary Guarantors” and together with the LLC Guarantor, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The Registration Statement relates to the registration under the Act of the Company’s $565,000,000 aggregate principal amount of 10.00% Senior Notes due 2016 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $565,000,000 aggregate principal amount of 10.00% Senior Notes due 2016 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company and the Guarantors in accordance with the terms of the Indenture, dated as of June 23, 2009, among the Company, the Guarantors and U.S. Bank National Association, as trustee, as supplemented by the Supplemental Indenture, dated as of July 8, 2009 (as supplemented, the “Indenture”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)        the Registration Statement;

(ii)          the Indenture, including as an exhibit thereto the form of Exchange Note, included as Exhibits 4.1 and 4.3 to the Registration Statement;

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

Wendy’s/Arby’s Restaurants, LLC

October 6, 2009

(iii)        the Purchase Agreement, dated as of June 18, 2009, among the Company, the Guarantors party thereto and the initial purchasers named therein, included as Exhibit 10.39 to the Registration Statement;

(iv)         the Registration Rights Agreement, dated as of June 23, 2009 (the “Registration Rights Agreement”), among the Company, the Guarantors and the initial purchasers named therein, included as Exhibit 4.2 to the Registration Statement.

In addition, we have examined (i) such corporate records of the LLC Guarantor that we have considered appropriate, including a copy of the articles of organization and limited liability company operating agreement of the LLC Guarantor, certified by the LLC Guarantor as in effect on the date of this letter (collectively, the “Charter Documents”) and copies of resolutions of the sole member of the LLC Guarantor relating to the issuance of the Guarantees, certified by the LLC Guarantor and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the LLC Guarantor made in the Documents and certificates of the officers of the LLC Guarantor and upon certificates of public officials.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.            The LLC Guarantor is a limited liability company validly existing and in good standing under the laws of the State of California.

2.            The LLC Guarantor has all necessary power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee of the LLC Guarantor evidenced thereby).

3.            The Indenture (including the Guarantee of the LLC Guarantor evidenced thereby) and the performance of the LLC Guarantor’s obligations thereunder have been duly authorized, and the Indenture (including the Guarantee of the LLC Guarantor evidenced thereby) has been duly executed and delivered by the LLC Guarantor.

Wendy’s/Arby’s Restaurants, LLC

October 6, 2009

4.            The issuance of the Guarantee by the LLC Guarantor, the compliance by the LLC Guarantor with all of the provisions of the Indenture and the performance of its obligations thereunder will not (i) result in a violation of the Charter Documents or (ii) violate any California law, rule or regulation customarily applicable to the LLC Guarantor and the transactions contemplated by the Registration Statement or any order known by us to be applicable to the LLC Guarantor of any governmental agency or body of the State of California, or court of the State of California having jurisdiction over the LLC Guarantor or its properties.

5.            No consent, approval, authorization or order of, or filing with, any governmental agency or body of the State of California, or any court of the State of California having jurisdiction over the LLC Guarantor or its properties, is required under any California law, rule or regulation customarily applicable to the LLC Guarantor and the transactions contemplated by the Registration Statement or any order known by us to be applicable to the LLC Guarantor for the consummation by the LLC Guarantor of the transactions contemplated by the Indenture and the Guarantee by the LLC Guarantor in connection with the offering, issuance and sale of the Exchange Notes and the Guarantees by the Company and the Guarantors, except such as may be required under securities laws of the State of California (as to which we express no opinion).

The opinions expressed above are limited to the laws of the State of California, and we do not express any opinion herein concerning any other laws. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws that are currently in effect.

The only opinion rendered by us consists of those matters set forth in the paragraphs numbered 1-5 above, and no opinion may be implied or inferred beyond the opinion expressly stated. We consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) solely for the purposes of Paul, Weiss’ opinion letter to the Company dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

ALSTON & BIRD LLP

By: /s/ Thomas J. Wingard
       A Partner